FOR IMMEDIATE RELEASE
MERUELO MADDUX ANNOUNCES
2007 FOURTH QUARTER RESULTS

LOS ANGELES, CA –– March 31, 2008–– Meruelo Maddux Properties, Inc. (NASDAQ: MMPI), a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties, today announced results for the three months ended December 31, 2007.

Recent Business Highlights
•	Achieved milestones on key development projects, including:

Union Lofts—Completed all physical construction work on the residential portion of project; received Certificate of Occupancy from the City of Los Angeles; commenced marketing activities with leases signed on a total of fourteen units as of March 2008.

717 West 9th Street—Construction continuing; currently pouring concrete for the eighteenth floor of this thirty-four floor project.
•
Closed nine loans during the fourth quarter with total loan proceeds of $116.3 million at an average interest rate of 7.64%.  Seven of these transactions were refinancing of existing loans and two were new loans.  Subsequent to the end of the fourth quarter, the company has refinanced six loans for a total of $75.4 million with an average interest rate of 6.66%.

●	Completed forty new leases during the fourth quarter for a net total increase of 97,148 square feet of leased space.
•	Annualized lease revenue has grown by 7.9% on a cash basis and 10.7% on a GAAP basis compared to the previous quarter.
●	Completed the sale of one property for a net gain of approximately $7.0 million. Two additional properties are under contract for sale, with anticipated net proceeds in excess of $31.0 million.

“Overall, I am impressed with the resiliency of the Downtown Los Angeles real estate market, which remains one of the strongest and tightest submarkets in the country,” said Richard Meruelo, Chairman and Chief Executive Officer of MerueloMaddux. “During this past quarter we made excellent progress in several important aspects of our business.  We recently completed all major physical construction on our Union Lofts project.  With receipt of the Certificate of Occupancy from the City of Los Angeles, we have begun efforts to market the property and have been encouraged by strong early demand that has resulted in leases signed on a total of fourteen units during the first several weeks of leasing activity.  I also continue to be very pleased with the construction progress on our residential tower located at 717 West 9th Street, which remains on-schedule and on budget.”

Mr. Meruelo concluded, “Despite the ongoing difficulties in the broader credit markets, we continue to have success in funding our business through the refinancing of current loans and in obtaining new loans on our properties.  This success has been a function of our strong relationships with regional lenders who appear to be working to recapture market share by more aggressively courting customers like MerueloMaddux with better terms and turnaround times.  This, coupled with other strategies we are executing to enhance our overall liquidity, should help us meet our operating and strategic goals for 2008.”

Financial and Operating Results
Results from operations described herein relate to the combined financial statements of the Company’s predecessor business as well as those of the Company.

For the three months ended December 31, 2007, total revenue decreased 6.4% to $6.9 million compared to $7.4 million in the same period in 2006.  The decrease was primarily due to lower interest income.  Total expenses in the fourth quarter of 2007 were $9.6 million, or 30.8% lower than total expenses of $13.8 million in the fourth quarter of 2006.  The decrease is primarily due to lower interest expense resulting from the payoff of the CalPERS credit facility and other mortgage debt using proceeds from the Company’s January 2007 initial public offering.  Net loss was $(2.6) million, or $(0.03) per basic and diluted share, for the three months ended December 31, 2007 compared to a net loss of $(6.4) million for the same period in 2006.

For the year ended December 31, 2007, total revenues increased 1.3% to $27.4 million compared to $27.1 million in the same period in 2006, primarily due to higher rental income.  Net loss was $(13.9) million for the year ended December 31, 2007 compared to a net loss of $(18.4) million for the same period in 2006.

Company’s Portfolio
As of December 31, 2007, the Company owns, leases with rights to purchase and has rights to acquire interests in 28 development and redevelopment projects and 27 projects that have been developed that are primarily located in or around the downtown area of Los Angeles.  All of the projects in the portfolio are in Southern California.

Recent Leasing Activity
During the three months ended December 31, 2007, the Company completed or renewed a total of forty new leases for a net total increase of 97,148 square feet of leased space.  The largest lease was to United Pacific Studios, who leased 66,135 square feet in the Company’s Center Village property.  Santa Fe Finishing, an existing tenant in the Crown Commerce Center, added an additional 37,420 square feet of adjacent space.  The third largest new lease was for 15,832 square feet to Sky Boxing Promotions at the 620 Gladys Ave. property.  The leases of several tenants were not renewed in order to facilitate future development plans.  This quarter also saw the renewal of several leases, the largest being Federal Express in November at 2000 San Fernando Road.

The remaining leases were for smaller sized space predominantly for produce and food distribution related tenants.  The smaller tenants were generally on month to month leases while larger tenants have the opportunity to receive longer lease terms.

Recent Financing Activity
During the fourth quarter the company closed nine secured, real property financing transactions with aggregate loan proceeds of $116.3 million at an average interest rate of 7.64%.  Seven of these transactions were refinancing transactions for existing commercial properties and two were new loans.  Subsequent to the end of the fourth quarter, the company refinanced six loans for a total of $75.4 million with an average interest rate of 6.66%.  The lenders for the six individual loans included four local Los Angeles-based commercial banks, each of whom has long standing relationships with the Company.

Conference Call and Webcast
A conference call with simultaneous webcast to discuss MerueloMaddux’s 2007 fourth quarter and full year results will be held on Monday, March 31, 2008 at 1:00 p.m. Eastern / 10:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-219-6110 (domestic) or 303-275-2170 (international).  There will also be a live webcast of the call available on the Investor Relations section of MerueloMaddux’s website at www.meruelomaddux.com.  Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

MerueloMaddux’s management team will discuss the Company’s financial results, business highlights and industry outlook.  After the live webcast, a replay will remain available in the Investor Relations section of MerueloMaddux’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through April 7, 2008; the conference pass code is 11111660.

Supplemental Information
Supplemental financial information for the Company’s fourth quarter financial results are available on the Company’s website, www.meruelomaddux.com, in the Investor Relations section under the heading ‘Presentations & Webcasts’.

About Meruelo Maddux Properties
MerueloMaddux Properties is a self-managed, full-service real estate company that develops, redevelops and owns commercial and residential properties in downtown Los Angeles and other densely populated urban areas in California that are undergoing demographic or economic changes.  MerueloMaddux Properties is committed to socially responsible investment.  Through its predecessor business, MerueloMaddux Properties has been investing in urban real estate since 1972.

Safe Harbor Statements
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “would,” “could,” “should,” “seeks,” “approximately,” “intends,” “plans,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases. Forward-looking statements in this press release include, among others, statements about the real estate market in the greater Los Angeles area, project development or redevelopment schedules and budgets and financings. You should not rely on forward-looking statements since they involve known and unknown risks and liquidity, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. The Company’s business, financial condition, liquidity and results of operations may vary materially from those expressed in the Company’s forward-looking statements. You should carefully consider these risks before you make an investment decision with respect to the Company’s common stock, along with the following factors that could cause actual results to vary from the Company’s forward-looking statements: (i) the general volatility of the capital markets, (ii) changes in the Company’s business and investment strategy, (iii) availability, terms and deployment of capital, (iv) perception of the commercial and residential subsegments of the real estate industry, (v) changes in supply and demand dynamics within the commercial and residential subsegments of the real estate industry, (vi) availability of qualified personnel, (vii) change in costs associated with development or redevelopment and repositioning of projects, (viii) changes in interest rates, (ix) changes in applicable laws and regulations (including land use entitlement processes), (x) changes in political climates that may affect the Company’s proposed development and redevelopment projects, (xi) state of the general economy and the greater Los Angeles economy in which the Company’s projects are located, and (xii) the degree and nature of the Company’s competition.  Accordingly, there is no assurance that the Company's expectations will be realized.  Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Media Contact:                                                                           Investors/Analysts:
Michael Bustamante                                                                                     Lasse Glassen
Corporate Communications                                                                         Investor Relations
213.291.2800 (Office)                                                                                     213.486.6546
                                         lglassen@frbir.com

-Financial Tables to Follow-

MERUELO MADDUX PROPERTIES, INC. AND MERUELO MADDUX PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED BALANCE SHEETS
(In thousands, except for share data)

	Meruelo Maddux Properties, Inc.	Predecessor
	December 31, 2007	December 31, 2006

Assets
Cash and cash equivalents	$3,030	$2,381
Restricted cash	7,104	2,327
Accounts receivable, net of allowance for doubtful accounts of $0.5 million in 2007 and $1.3 million in 2006	2,610	2,103
Rental properties, net	306,096	216,972
Real estate held for development	461,789	277,837
Other assets, net	3,551	6,437
Total Assets	$784,180	$508,057

Liabilities and Stockholders’ Equity
Accounts payable	$8,585	$7,081
Accrued expenses and other liabilities	9,918	49,163
Due to affiliates, net	-	4,227
Notes payable secured by real estate	307,394	342,643
Note payable to CalPERS	-	150,000
Deferred taxes, net	41,101	-
Total liabilities	$366,998	$553,114

Commitments and contingencies	–	–

Common stock, $.01 par value, 200,000,000 shares authorized, 85,837,900 shares issued and outstanding as of December 31, 2007	858	4
Additional paid in capital	442,407	11,663
Affiliate notes receivable	(14,214)	(24,673)
Retained earnings (deficit)	(11,869)	(32,051)
Total stockholders' equity (deficit)	417,182	(45,057)
Total liabilities and stockholders' equity	$784,180	$508,057

MERUELO MADDUX PROPERTIES, INC. AND MERUELO MADDUX PROPERTIES PREDECESSOR

CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(In thousands, except for share data)

	Meruelo Maddux Properties, Inc.	Predecessor	Meruelo Maddux Properties, Inc.	Predecessor		Predecessor
	Three Months Ended December 31, 2007	Three Months Ended December 31, 2006	Period January 30, 2007 through December 31, 2007	Period January 1, 2007 through January 29, 2007	Year Ended December 31, 2007	Year Ended December 31, 2006
Revenue:
Rental income	$6,319	$6,337	$21,647	$1,957	$23,604	$22,422
Management fees	72	38	260	12	272	285
Interest income	271	670	2,823	205	3,028	3,614
Other income	267	356	493	28	521	751
	6,929	7,401	25,223	2,202	27,425	27,072
Expenses:
Rental expenses	2,995	3,724	12,522	999	13,521	10,104
Interest expense	2,674	6,939	9,513	2,205	11,718	25,333
Depreciation and amortization	1,763	1,118	6,064	374	6,438	3,982
General and administrative	2,134	2,046	8,993	628	9,621	6,045
	9,566	13,827	37,092	4,206	41,298	45,464
Operating loss	(2,637)	(6,426)	(11,869)	(2,004)	(13,873)	(18,392)
Discontinued operations:
Gain (loss) on sale of real estate		-	-	-	-	1,329
Loss before income taxes	(2,637)	(6,426)	(11,869)	(2,004)	(13,873)	(17,063)
Provision (benefit) for income taxes			-	-	-	-
Net loss	$(2,637)	$(6,426)	$(11,869)	$(2,004)	$(13,873)	$(17,063)
Basis and diluted loss per share	(0.03)	N/A	$(0.14)	N/A	$(0.16)	N/A
Weighted average common shares outstanding - basic and diluted	85,478,164	N/A	85,218,110	N/A	85,218,110	N/A